Exhibit 99.1

Rex Energy Reports First Quarter 2014 Operational and Financial Results

•	Record quarterly production of 122.2 MMcfe/d, exceeds high-end of production guidance by 4%

•	Average daily production from oil and NGLs reached a record level of 6.2 MBoe/d, a 9% increase over the fourth quarter of 2013

•	First quarter EBITDAX reached $49.1 million, highest level in company history and a 21% increase over the fourth quarter of 2013

•	Currently drilling the five-well Ferree pad, the company’s second Upper Devonian Burkett/Marcellus stacked lateral pad to date

•	Completed drilling the three-well Shipley pad with an average lateral length of 7,000 feet, longest average lateral length in the Butler Operated Area

•	Increasing lateral lengths in Butler Operated Area; more than 50% of laterals drilled in 2014 expected to exceed 5,000 feet

STATE COLLEGE, PA., April 29, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced its first quarter 2014 operational and financial results.

First Quarter Financial Results

Operating revenues from continuing operations for the three months ended March 31, 2014 were $96.6 million, which represents an increase of 104% over the same period in 2013. Commodity revenues, including settlements from derivatives, were $76.1 million, an increase of 71% over the comparable period in 2013. Commodity revenues from oil and natural gas liquids (NGLs), including settlements from derivatives, represented 52% of total commodity revenues for the three months ended March 31, 2014.

Lease operating expenses (LOE) from continuing operations were $20.0 million, or $1.82 per Mcfe for the quarter, an 8% decrease on a per unit basis compared to the same period in 2013. Cash general and administrative (G&A) expenses, a non-GAAP measure, were $8.7 million for the three months ended March 31, 2014, which represents an 18% decrease on a per unit basis as compared to the same period in 2013.

Net income from continuing operations attributable to common shareholders for the three months ended March 31, 2014 was $8.9 million, or $0.17 per basic share. Adjusted net income, a non-GAAP measure, for the three months ended March 31, 2014 was $11.9 million, or $0.22 per share.

EBITDAX from continuing operations, a non-GAAP measure, was $49.1 million for the first quarter, an increase of 88% over the first quarter of 2013 and 21% over the fourth quarter of 2013. Reconciliations of cash G&A expenses to GAAP G&A expenses, adjusted net income to GAAP net income, and EBITDAX to GAAP net income for the three months ended March 31, 2014, as well as a discussion of the uses of each measure, are presented in the appendix attached to this release.

Production Update

First quarter 2014 production volumes were 122.2 MMcfe/d, an increase of 11% over the fourth quarter of 2013 and 62% over the first quarter of 2013, consisting of 85.1 MMcf/d of natural gas and 6.2 Mboe/d of oil and NGLs. Oil and NGLs accounted for 30% of net production during the first quarter and increased by 9% over the fourth quarter of 2013. First quarter 2014 production of 122.2 MMcfe/d exceeded the high-end of the company’s previously announced guidance range of 115.0 – 118.0 MMcfe/d by 4%.

Including the effects of cash-settled derivatives, realized prices for the three months ended March 31, 2014 were $91.39 per barrel for oil and condensate, $4.79 per Mcf for natural gas and $53.77 per barrel for NGLs. Before the effects of hedging, realized prices for the three months ended March 31, 2014 were $93.07 per barrel for oil and condensate, $5.23 per Mcf for natural gas and $58.64 per barrel for NGLs. During the quarter ended March 31, 2014, the company’s natural gas price realizations were positively impacted by strong demand at the company’s primary sales locations, which resulted in premium short-term pricing. Contributing to the strong NGL price realizations was the effect of strong propane prices during the first quarter of 2014. Propane price realizations, before the effects of hedging, were $1.37 per gallon, which represents an increase of 15% as compared to the fourth quarter of 2013.

First Quarter 2014 Capital Investments

For the first quarter 2014, the company made operational capital investments of approximately $93.3 million, of which $82.1 million was used to fund Marcellus and Ohio Utica operations and $11.2 million was used to fund conventional drilling, water flood enhancement and facility upgrades in the Illinois Basin. The Marcellus and Ohio Utica capital investment funded the drilling of ten gross (7.9 net) wells, fracture stimulation of 22.0 gross (15.3 net) wells, placing nine gross (6.5 net) wells into sales and other projects related to drilling and completing wells in the Appalachian Basin. Of the 22.0 gross wells that were completed in the first quarter, the company had 11.0 gross wells resting at the end of the quarter in the Butler Operated Area awaiting commissioning of the Bluestone II facility. The Illinois Basin capital investment funded the drilling of one gross (1.0 net) well, fracture stimulation of 13 gross (13.0 net) wells and placing 13 gross (13.0 net) wells into sales and other projects related to drilling and completing wells.

In addition to operational and capital investments, investments for leasing and property acquisitions were $13.0 million and capitalized interest was $1.7 million for the first quarter of 2014. Investments in the company’s water service subsidiary, Keystone Clearwater Solutions, were $2.6 million for the first quarter of 2014.

Operational Update

Note: Unless specifically stated otherwise in this operational update, all numbers are gross and all well results assume full ethane recovery.

Appalachian Basin – Butler Operated Area, Pennsylvania

In the Butler Operated Area, the company drilled five gross (3.5 net) wells in the first quarter of 2014, with 14.0 gross (9.8 net) wells fracture stimulated and four gross (2.8 net) wells placed into service. The company had two gross (1.4 net) wells drilled and awaiting completion as of March 31, 2014.

The company has completed the three-well Schilling pad and the wells have been shut-in for a 30-day resting period. The three wells were drilled with an average lateral length of approximately 5,800 feet and completed with an average of 29 completion stages. The company expects to place the three-well Schilling pad into sales in the second quarter of 2014.

The company has also completed the drilling of the three-well Shipley pad. The wells were drilled with an average lateral length of approximately 7,000 feet. In addition, the company tested 600 foot spacing between the laterals on this pad. The Shipley pad, in addition to the Baillie Trust pad, is expected to provide additional confirmation of the company’s resource potential in its Butler Operated Area.

During the first quarter, the company began drilling operations on the five-well Ferree pad, the first of two planned stacked Upper Devonian Burkett/Marcellus pads in 2014. The company is currently drilling the third of five wells on the pad and expects to complete the drilling of the five wells and begin completion operations in the second quarter of 2014. The second planned test, the six-well Michael pad, will test multiple stacked Upper Devonian Burkett/Marcellus laterals.

As previously announced, the company completed the six-well Baillie Trust pad, the company’s first test of vertically stacked Upper Devonian Burkett/Marcellus wells, during the fourth quarter of 2013. The company’s continued analysis indicates that, while some transfer of energy occurred between the Upper Devonian Burkett and Marcellus, the production profiles of the wells preliminarily indicate that the Upper Devonian Burkett and Marcellus can be developed as two separate reservoirs. Additionally, production results thus far indicate that 600 foot down spacing has not significantly impacted the production profiles of the wells.

Total Operated Area – Butler County, PA
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Sales	Wells Awaiting Completion
FY 2014 Forecast	40 – 45	35 – 38	35 – 38	16 – 18

Butler Operated Area – Midstream Capacity

The company expects the Bluestone II facility will be commissioned in mid-May of 2014, adding an incremental 120 MMcf/d of processing capacity in the Butler Operated Area (of which 100 MMcf/d is dedicated to Rex Energy). The company currently expects to place 10 – 15 wells into sales in the second quarter of 2014 in its Butler Operated Area due to the additional processing capacity at the Bluestone II facility.

Appalachian Basin – Warrior North Prospect, Carroll County, Ohio

In the Warrior North Prospect, the company drilled four gross (4.0 net) wells in the first quarter, with four gross (3.9 net) wells fracture stimulated and three gross (2.9 net) wells placed into service. The company had six gross (6.0 net) wells awaiting completion as of March 31, 2014.

The company has completed drilling and completion operations on the six-well Grunder pad, located in Carroll County, Ohio, and is currently resting the wells prior to placing them into sales. The six wells were drilled to an average total measured depth of approximately 12,905 feet with an average lateral length of approximately 4,800 feet. In addition, the company tested 500 foot spacing between laterals on one of the six wells. The remaining wells on the Grunder pad were drilled with approximately 600 feet between the laterals. The six wells are expected to be placed into sales in mid-2014 following their 60-day resting period.

As previously reported, the company placed into sales the three-well Ocel pad during the first quarter. The three wells produced at an average five-day sales rate of 1,472 Boe/d and went on to produce at a 30-day sales rate of 1,128 Boe/d. During the 30-day sales period, the wells produced with an average casing pressure of 1,643 psi on a 22/64 inch choke.

Appalachian Basin – Warrior South Prospect, Guernsey, Noble & Belmont Counties, Ohio

In the Warrior South Prospect, the company expects to begin drilling operations on the six-well J. Hall pad, located in Guernsey County, in the second quarter of 2014. The six-wells on the J. Hall pad are expected to be drilled with an average lateral length of approximately 5,400 feet and are testing approximately 650 foot spacing between the laterals on the pad. The six-well J. Hall pad is expected to be completed in the fourth quarter of 2014 and placed into sales near the end of 2014.

Total Operated Area – Ohio Utica Shale
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Sales	Wells Awaiting Completion
FY 2014 Forecast	12	18	12 – 18	0

Appalachian Basin – Westmoreland, Clearfield and Centre Counties, Pennsylvania

In the company’s non-operated area in Westmoreland County, Pennsylvania, where WPX Energy (WPX) serves as the operator, WPX drilled one well, completed four wells and placed two wells into sales during the first quarter of 2014. As of March 31, 2014, WPX had two wells awaiting completion. Following the completion of the four-well Gera pad, WPX will have no inventory of wells actively awaiting completion.

In the company’s non-operated Westmoreland, Clearfield and Centre counties, Pennsylvania, the combined average production for a recent 5-day period was 56.6 MMcf/d.

Total Non-Operated Area – Westmoreland, Clearfield and Centre Counties, PA
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Sales	Wells Awaiting Completion
FY 2014 Forecast	1	6	6	0

Illinois Basin – Conventional

In the Illinois Basin, the company completed or re-completed 13 vertical wells during the first quarter of 2014 and placed 13 wells into service. During the second quarter, the company plans to complete or re-complete approximately 9 vertical wells and place 9 wells in service.

Total Operated Area – Illinois Conventional Program
	Wells Drilled	Wells Fracture Stimulated(1)	Wells Placed Into Sales	Wells Awaiting Completion
FY 2014 Forecast	9 – 11	29 – 31	9 – 11	0

(1)	Includes approximately 20 re-completions of existing wellbores

Liquidity Update

During the first quarter of 2014, Rex Energy increased the borrowing base under its senior secured credit facility from $325 million to $375 million. In addition, the commitments by the bank group under the facility were raised from $215 million to $375 million. The company’s borrowing base is scheduled for its next redetermination in September 2014. As of March 31, 2014, the company had approximately $1.8 million of cash and $120 million of its $375 million borrowing base outstanding under its senior secured credit facility.

Second Quarter and Full Year 2014 Guidance

Rex Energy is providing its guidance for the second quarter and maintaining its full year 2014 guidance ($ in millions):

	2Q2014	Full Year 2014
Production	125.0 – 135.0 MMcfe/d	143.0 – 149.0 MMcfe/d
Lease Operating Expense	$20.5 – $22.5	$95.0 – $101.0
Cash G&A	$8.7 – $9.7	$36.0 – $39.0
Operational Capital Expenditures(1)	—	$350.0 – $365.0

(1)	Land acquisition expense, capitalized interest and Keystone Clearwater Solutions are not included in the operational capital expenditures budget

Production results for the second quarter of 2014 will be largely contingent upon the timing of the startup of the Bluestone II facility. The midpoint of the production guidance provided assumes the plant will be operational in mid-May of 2014 and the range shown accounts for the potential impact of an acceleration or delay in the startup of the facility. The company expects to announce additional details on the timing of the startup of the Bluestone II facility once they become available.

Conference Call Information

Management will host a live conference call and webcast on Wednesday, April 30, 2014 at 10:00 a.m. Eastern to review first quarter financial results and operational highlights. All financial results included in this release or discussed on the conference call are preliminary pending the completion of the audit by our independent auditors. The telephone number to access the conference call is (866) 437-1772. Presentation slides containing reference materials for the call and webcast will be available on the company’s website, www.rexenergy.com, under the Investor Relations tab. The replay of the event and reference materials will be available on the company’s website through May 30, 2014.

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the timing and nature of Marcellus, Upper Devonian, and Utica shale development plans; drilling and completion schedules; anticipated fracture stimulation activities; expected timing for commissioning of the Bluestone II complex; expected dates for placement of wells into sales; plans for testing our resource potential and timing and availability of test results; plans for development of stacked formations; activities of our joint venture partner, WPX Energy; anticipated timing for our next redetermination of our borrowing base; and the company’s financial guidance, plans for capital expenditures and projections for 2014 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” or similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

*    *    *    *    *

For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergy.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	March 31, 2014 (Unaudited)	December 31, 2013
ASSETS
Current Assets
Cash and Cash Equivalents	$1,790	$1,900
Accounts Receivable	54,798	38,863
Taxes Receivable	5,163	5,189
Short-Term Derivative Instruments	3,489	5,668
Current Deferred Tax Asset	3,711	3,451
Inventory, Prepaid Expenses and Other	2,350	2,207

Total Current Assets	71,301	57,278
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	807,060	749,680
Unevaluated Oil and Gas Properties	204,578	189,385
Other Property and Equipment	75,267	70,115
Wells and Facilities in Progress	102,675	76,545
Pipelines	15,071	7,678

Total Property and Equipment	1,204,651	1,093,403
Less: Accumulated Depreciation, Depletion and Amortization	(210,087)	(190,521)

Net Property and Equipment	994,564	902,882
Deferred Financing Costs and Other Assets – Net	11,911	11,993
Equity Method Investments	18,508	18,708
Long-Term Derivative Instruments	122	535

Total Assets	$1,096,406	$991,396

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$44,642	$31,103
Current Maturities of Long-Term Debt	10,696	6,743
Accrued Liabilities	59,087	54,450
Short-Term Derivative Instruments	6,299	4,663

Total Current Liabilities	120,724	96,959
8.875% Senior Notes Due 2020	350,000	350,000
Premium (Discount) on Senior Notes	2,992	3,078
Senior Secured Line of Credit and Other Long-Term Debt	125,967	62,191
Long-Term Derivative Instruments	2,411	1,765
Long-Term Deferred Tax Liability	33,856	29,446
Other Deposits and Liabilities	4,809	4,992
Future Abandonment Cost	26,971	26,040

Total Liabilities	667,730	574,471

Stockholders’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 54,182,454 shares issued and outstanding on March 31, 2014 and 54,186,490 shares issued and outstanding on December 31, 2013	54	54
Additional Paid-In Capital	458,228	456,554
Accumulated Deficit	(32,857)	(41,725)

Rex Energy Stockholders’ Equity	425,425	414,883
Noncontrolling Interests	3,251	2,042

Total Stockholders’ Equity	428,676	416,925

Total Liabilities and Owners’ Equity	$1,096,406	$991,396

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended March 31,
	2014	2013
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$81,299	$40,940
Field Services Revenue	15,304	6,506
Other Revenue	44	24

TOTAL OPERATING REVENUE	96,647	47,470
OPERATING EXPENSES
Production and Lease Operating Expense	20,026	13,400
General and Administrative Expense	10,391	7,796
(Gain) Loss on Disposal of Assets	71	(10)
Impairment Expense	25	66
Exploration Expense	2,060	2,044
Depreciation, Depletion, Amortization and Accretion	20,424	11,157
Field Services Operating Expense	11,796	4,055
Other Operating Expense	83	444

TOTAL OPERATING EXPENSES	64,876	38,952
INCOME FROM OPERATIONS	31,771	8,518
OTHER EXPENSE
Interest Expense	(7,135)	(4,005)
Loss on Derivatives, Net	(9,750)	(8,540)
Other Expense	(57)	(139)
Loss on Equity Method Investments	(200)	(178)

TOTAL OTHER EXPENSE	(17,142)	(12,862)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	14,629	(4,344)
Income Tax (Expense) Benefit	(4,192)	2,004

INCOME (LOSS) FROM CONTINUING OPERATIONS	10,437	(2,340)
Loss From Discontinued Operations, Net of Income Taxes	—	(61)

NET INCOME (LOSS)	10,437	(2,401)
Net Income Attributable to Noncontrolling Interests	1,569	433

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$8,868	$(2,834)

Earnings per common share:
Basic – Net Income (Loss) From Continuing Operations Attributable to Rex Common Shareholders	$0.17	$(0.05)

Basic – Net Loss From Discontinued Operations Attributable to Rex Common Shareholders	0.00	0.00

Basic – Net Income (Loss) Attributable to Rex Common Shareholders	$0.17	$(0.05)

Basic – Weighted Average Shares of Common Stock Outstanding	52,984	52,367
Diluted – Net Income (Loss) From Continuing Operations Attributable to Rex Common Shareholders	$0.17	$(0.05)

Diluted – Net Loss From Discontinued Operations Attributable to Rex Common Shareholders	0.00	0.00

Diluted – Net Income (Loss) Attributable to Rex Common Shareholders	$0.17	$(0.05)

Diluted – Weighted Average Shares of Common Stock Outstanding	53,503	52,367

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

UNAUDITED

	Three Months Ending March 31,
	2014	2013
Oil, Natural Gas and NGL sales (in thousands):
Oil and condensate sales	$23,306	$18,132
Natural gas sales	40,100	16,811
Natural gas liquid sales	17,893	5,997
Cash-settled derivatives:
Crude oil	(421)	(162)
Natural gas	(3,339)	3,691
Natural gas liquids	(1,485)	141

Total oil, gas and NGL sales including cash settled derivatives	$76,054	$44,610

Production during the period:
Oil and condensate (Bbls)	250,409	198,115
Natural gas (Mcf)	7,663,368	4,789,878
Natural gas liquids (Bbls)	305,143	133,668

Total (Mcfe)(1)	10,996,680	6,780,576

Production – average per day:
Oil and condensate (Bbls)	2,782	2,201
Natural gas (Mcf)	85,149	53,221
Natural gas liquids (Bbls)	3,390	1,485

Total (Mcfe)(1)	122,185	75,340

Average price per unit:
Realized crude oil price per Bbl – as reported	$93.07	$91.52
Realized impact from cash settled derivatives per Bbl	(1.68)	(0.82)

Net realized price per Bbl	$91.39	$90.70

Realized natural gas price per Mcf – as reported	$5.23	$3.51
Realized impact from cash settled derivatives per Mcf	(0.44)	0.77

Net realized price per Mcf	$4.79	$4.28

Realized natural gas liquids price per Bbl – as reported	$58.64	$44.86
Realized impact from cash settled derivatives per Bbl	(4.87)	1.06

Net realized price per Bbl	$53.77	$45.92

LOE/Mcfe	$1.82	$1.98

(1)	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe

REX ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF 4/25/2014

	2014		2015
Oil Derivatives (Bbls)
Swap Contracts
Volume	305,000	(1)	—
Price	$97.67		$—
Collar Contracts
Volume	45,000		—
Ceiling	$97.65		$—
Floor	$90.00		$—
Collar Contracts with Short Puts
Volume	225,000		90,000
Ceiling	$103.57		$99.75
Floor	$88.28		$87.92
Short Put	$77.00		$77.50
Put Spread Contracts
Volume	126,000		—
Floor	$90.00		$—
Short Put	$75.00		$—
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	6,030,000	(2)	3,600,000	(3)
Price	$4.02		$4.13
Swaption Contracts
Volume	1,800,000		—
Price	$4.45		$—
Collar Contracts
Volume	1,350,000		—
Ceiling	$4.43		$—
Floor	$3.51		$—
Collar Contracts with Short Puts
Volume	9,750,000		6,750,000
Ceiling	$4.68		$4.67
Floor	$4.17		$4.20
Short Put	$3.52		$3.63
Call Contracts
Volume	1,350,000		2,400,000
Ceiling	$5.00		$4.40
Natural Gas Liquids (Bbls)
Swap Contracts
Propane (C3)
Volume	378,000		—
Price	$45.36		$—
Butane (C4)
Volume	45,000		—
Price	$55.65		$—
Isobutane (IC4)
Volume	45,000		—
Price	$56.28		$—
Natural Gasoline (C5+)
Volume	130,000		—
Price	$88.62		$—
Natural Gas Basis (Mcf)
Swap Contracts
Dominion Appalachia
Volume	5,000,000		600,000
Price	$(0.36)		$(0.35)

(1)	Includes 290,000 Bbls of enhanced swaps
(2)	Includes 2,700,000 Mcf of enhanced swaps
(3)	Includes 2,400,000 Mcf of enhanced swaps

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, DD&A, unrealized losses from financial derivatives, non-recurring gains and losses, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives and gains on asset dispositions, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of its financial statements, such as our commercial bank lenders to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) (the most directly comparable GAAP financial measure) in measuring our performance, nor should it be used as an exclusive measure of cash flows, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our consolidated statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists our lenders and investors in comparing our performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs. In addition, because we use capital assets, DD&A are also necessary elements of our costs. Finally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX. The following table presents a reconciliation of our net income to EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended March 31,
	2014	2013
Net Income (Loss) From Continuing Operations	$10,437	$(2,340)
Net Income Attributable to Noncontrolling Interests	(1,569)	(433)

Income (Loss) From Continuing Operations Attributable to Rex Energy	$8,868	$(2,773)

Loss on Derivatives, Net	9,750	8,540
Realized Gain (Loss) on Derivatives	(4,877)	3,671

Add Back Unrealized Loss from Financial Derivatives	4,873	12,211
Add Back Depletion, Depreciation, Amortization and Accretion	20,424	11,157
Add Back Non-Cash Compensation Expense	1,650	1,263
Add Back Interest Expense	7,135	4,005
Add Back Impairment Expense	25	66
Add Back Exploration Expenses	2,060	2,044
Add Back (Less) (Gain) Loss on Disposal of Assets	71	(10)
Less Non-Cash Portion of Noncontrolling Interests	(364)	(54)
Add Back (Less) Income Tax Expense (Benefit)	4,192	(2,004)
Add Back Non-Cash Portion of Equity Method Investment	200	178

EBITDAX From Continuing Operations	$49,134	$26,083
Loss From Discontinued Operations	—	(61)
Add Back Exploration Expenses	—	53
Add Back Loss on Disposal of Assets	—	4
Less Income Tax Benefit	—	(41)

Add EBITDAX From Discontinued Operations	$—	$(45)
EBITDAX (Non-GAAP)	$49,134	$26,038

Adjusted Net Income

“Adjusted Net Income” means, for any period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time or non-recurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Adjusted Net Income is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Income is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy reports Adjusted Net Income because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Adjusted Net Income as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Adjusted Net Income.

The following table presents a reconciliation of Rex Energy’s net income from continuing operations to its adjusted net income for each of the periods presented ($ in thousands):

	For the Three Months Ended March 31,
	2014	2013
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$14,629	$(4,344)
Loss on Derivatives, Net	9,750	8,540
Realized Gain (Loss) on Derivatives	(4,877)	3,671

Add Back Unrealized Loss from Financial Derivatives	4,873	12,211
Add Back Impairment Expense	25	66
Add Back Dry Hole Expense	141	—
Add Back Non-Cash Compensation Expense	1,650	1,263
Add Back (Less) Gain (Loss) on Disposal of Assets	71	(10)
Less Income Attributable to Noncontrolling Interests	(1,569)	(433)

Income Before Income Taxes, adjusted	$19,820	$8,753
Less Income Taxes, adjusted(1)	(7,928)	(3,501)

Adjusted Net Income	$11,892	$5,252

Basic – Adjusted Net Income Per Share	$0.22	$$0.10

Basic – Weighted Average Shares of Common Stock Outstanding	52,984	52,367

(1)	Assumes tax rate of 40%

Cash General and Administrative Expenses

Cash General and Administrative Expenses (Cash G&A) is the difference between GAAP G&A and non-Cash G&A, which is primarily comprised of non-cash compensation expense. Rex Energy has reported Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Cash G&A as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of Rex Energy’s GAAP G&A to its Cash G&A for each of the periods presented (in thousands):

	For the Three Months Ended March 31,
	2014	2013
GAAP G&A	$10,391	$7,796
Non-Cash Compensation Expense	(1,650)	(1,263)

Cash G&A	$8,741	$6,533